Exhibit 99.1

Paramount Announces Fourth Quarter 2020 Results

– Reports office rent collections of 98.0% in the fourth quarter –

– Initiates Guidance for Full Year 2021 –

NEW YORK – February 10, 2021 – Paramount Group, Inc. (NYSE: PGRE) (“Paramount” or the “Company”) filed its Annual Report on Form 10-K for the year ended December 31, 2020 today and reported results for the fourth quarter ended December 31, 2020.

Fourth Quarter Highlights:

Results of Operations:

•

Reported net loss attributable to common stockholders of $14.8 million, or $0.07 per diluted share, for the quarter ended December 31, 2020, compared to a net loss attributable to common stockholders of $50.1 million, or $0.22 per diluted share, for the quarter ended December 31, 2019. Net loss attributable to common stockholders for the quarter ended December 31, 2020 includes (i) an $11.7 million, or $0.05 per diluted share, loss on sale of real estate related to discontinued operations and (ii) non-cash write-offs aggregating $5.5 million, or $0.03 per diluted share, for straight-line rent receivables. Net loss attributable to common stockholders for the quarter ended December 31, 2019 includes (i) a $37.9 million, or $0.17 per diluted share, real estate impairment loss related to discontinued operations, (ii) a $10.8 million, or $0.05 per diluted share, loss on early extinguishment of debt and (iii) $7.4 million, or $0.03 per diluted share, expense from the non-cash write-off of deferred financing costs.

•

Reported Core Funds from Operations (“Core FFO”) attributable to common stockholders of $52.5 million, or $0.24 per diluted share, for the quarter ended December 31, 2020, compared to $58.3 million, or $0.26 per diluted share, for the quarter ended December 31, 2019. Core FFO attributable to common stockholders for the quarter ended December 31, 2020 includes non-cash write-offs aggregating $5.5 million, or $0.03 per diluted share, for straight-line rent receivables.

•	Reported a 2.2% increase in Same Store Cash Net Operating Income (“NOI”) and a 0.9% decrease in Same Store NOI in the quarter ended December 31, 2020, compared to the same period in the prior year.
•

Leased 87,283 square feet, of which the Company’s share was 62,461 square feet that was leased at a weighted average initial rent of $90.81 per square foot. Of the square footage leased, 54,036 square feet represented second generation space, for which the Company achieved a positive mark-to-market of 2.3% on a GAAP basis and a negative 1.3% on a cash basis.

•	Reported portfolio-wide rent collections of 96.7% in the fourth quarter, including 98.0% from office tenants and 60.3% from “non-office” tenants.

Transactions and Capital Markets Activity:

•	Completed the sale of 1899 Pennsylvania Avenue, a 191,000 square foot trophy office building located in Washington, D.C., on December 24, 2020 for $103.0 million.
•	Repurchased 1,723,103 common shares at a weighted average price of $6.66 per share, or $11.5 million in the aggregate.
•	Ended the quarter with $1.47 billion in liquidity, comprised of $465.3 million of cash and restricted cash and $1.0 billion of borrowing capacity under its revolving credit facility.
•	Declared a fourth quarter cash dividend of $0.07 per common share on December 15, 2020, which was paid on January 15, 2021.

Financial Results

Quarter Ended December 31, 2020

Net loss attributable to common stockholders was $14.8 million, or $0.07 per diluted share, for the quarter ended December 31, 2020, compared to a net loss attributable to common stockholders of $50.1 million, or $0.22 per diluted share, for the quarter ended December 31, 2019. Net loss attributable to common stockholders for the quarter ended December 31, 2020 includes (i) an $11.7 million, or $0.05 per diluted share, loss on sale of real estate related to discontinued operations and (ii) non-cash write-offs aggregating $5.5 million, or $0.03 per diluted share, for straight-line rent receivables. Net loss attributable to common stockholders for the quarter ended December 31, 2019 includes (i) a $37.9 million, or $0.17 per diluted share, real estate impairment loss related to discontinued operations, (ii) a $10.8 million, or $0.05 per diluted share, loss on early extinguishment of debt and (iii) a $7.4 million, or $0.03 per diluted share, expense from the non-cash write-off of deferred financing costs. The loss on early extinguishment of debt and the write-off of deferred financing costs were incurred in connection with the $1.25 billion refinancing of 1633 Broadway in November 2019.

Funds from Operations (“FFO”) attributable to common stockholders was $52.8 million, or $0.24 per diluted share, for the quarter ended December 31, 2020, compared to $40.0 million, or $0.18 per diluted share, for the quarter ended December 31, 2019. FFO attributable to common stockholders for the quarter ended December 31, 2020 includes non-cash write-offs aggregating $5.5 million, or $0.03 per diluted share, for straight-line rent receivables. In addition, FFO attributable to common stockholders for the quarters ended December 31, 2020 and 2019 includes the impact of non-core items, which are listed in the table on page 11. The aggregate of the non-core items, net of amounts attributable to noncontrolling interests, increased FFO attributable to common stockholders for the quarter ended December 31, 2020 by $0.3 million, or $0.00 per diluted share, and decreased FFO attributable to common stockholders for the quarter ended December 31, 2019 by $18.3 million, or $0.08 per diluted share.

Core FFO attributable to common stockholders, which excludes the impact of the non-core items listed on page 11, was $52.5 million, or $0.24 per diluted share, for the quarter ended December 31, 2020, compared to $58.3 million, or $0.26 per diluted share, for the quarter ended December 31, 2019.

Year Ended December 31, 2020

Net loss attributable to common stockholders was $24.7 million, or $0.11 per diluted share, for the year ended December 31, 2020, compared to a net loss attributable to common stockholders of $36.9 million, or $0.16 per diluted share, for the year ended December 31, 2019. Net loss attributable to common stockholders for the year ended December 31, 2020 includes (i) non-cash write-offs aggregating $24.5 million, or $0.11 per diluted share, primarily for straight-line rent receivables, (ii) an $11.7 million, or $0.05 per diluted share, loss on sale of real estate related to discontinued operations and (iii) $1.8 million, or $0.01 per diluted share, of reserves for uncollectible accounts receivable. Net loss attributable to common stockholders for the year ended December 31, 2019 includes (i) a $37.9 million, or $0.16 per diluted share, real estate impairment loss related to discontinued operations, (ii) a $10.8 million, or $0.05 per diluted share, loss on early extinguishment of debt, (iii) a $7.4 million, or $0.03 per diluted share, expense from the non-cash write-off of deferred financing costs and (iv) a $1.0 million, or $0.00 per diluted share, gain on sale of real estate related to discontinued operations. The loss on early extinguishment of debt and the write-off of deferred financing costs were incurred in connection with the $1.25 billion refinancing of 1633 Broadway in November 2019.

FFO attributable to common stockholders was $214.8 million, or $0.96 per diluted share, for the year ended December 31, 2020, compared to $208.2 million, or $0.90 per diluted share, for the year ended December 31, 2019. FFO attributable to common stockholders for the year ended December 31, 2020 includes (i) non-cash write-offs aggregating $24.5 million, or $0.11 per diluted share, primarily for straight-line rent receivables and (ii) $1.8 million, or $0.01 per diluted share, of reserves for uncollectible accounts receivable. In addition, FFO attributable to common stockholders for the years ended December 31, 2020 and 2019 includes the impact of non-core items, which are listed in the table on page 11. The aggregate of the non-core items, net of amounts attributable to noncontrolling interests, increased FFO attributable to common stockholders for the year ended December 31, 2020 by $1.1 million, or $0.00 per diluted share, and decreased FFO attributable to common stockholders for the year ended December 31, 2019 by $19.0 million, or $0.08 per diluted share.

Core FFO attributable to common stockholders, which excludes the impact of the non-core items listed on page 11, was $213.7 million, or $0.96 per diluted share, for the year ended December 31, 2020, compared to $227.2 million, or $0.98 per diluted share, for the year ended December 31, 2019.

Portfolio Operations

Quarter Ended December 31, 2020

Same Store Cash NOI increased by $2.1 million, or 2.2%, to $93.6 million for the quarter ended December 31, 2020 from $91.5 million for the quarter ended December 31, 2019. Same Store NOI decreased by $1.0 million, or 0.9%, to $102.2 million for the quarter ended December 31, 2020 from $103.2 million for the quarter ended December 31, 2019.

During the quarter ended December 31, 2020, the Company leased 87,283 square feet, of which the Company’s share was 62,461 square feet that was leased at a weighted average initial rent of $90.81 per square foot. This leasing activity, offset by lease expirations in the quarter, decreased same store leased occupancy (properties owned by the Company during both reporting periods in a similar manner and not classified as discontinued operations) by 40 basis points to 95.2% at December 31, 2020 from 95.6% at September 30, 2020. Of the 87,283 square feet leased in the quarter, 54,036 square feet represented second generation space (space that had been vacant for less than twelve months) for which the Company achieved a positive mark-to-market of 2.3% on a GAAP basis and a negative mark-to-market of 1.3% on a cash basis. The weighted average lease term for leases signed during the fourth quarter was 2.2 years and weighted average tenant improvements and leasing commissions on these leases were $6.94 per square foot per annum, or 7.6% of initial rent.

Year Ended December 31, 2020

Same Store Cash NOI increased by $0.6 million, or 0.2%, to $353.9 million for the year ended December 31, 2020 from $353.3 million for the year ended December 31, 2019. Same Store NOI increased by $2.5 million, or 0.6%, to $402.5 million for the year ended December 31, 2020 from $400.0 million for the year ended December 31, 2019.

During the year ended December 31, 2020, the Company leased 699,159 square feet, of which the Company’s share was 413,148 square feet that was leased at a weighted average initial rent of $89.85 per square foot. This leasing activity, offset by lease expirations in the year, decreased same store leased occupancy (properties owned by the Company during both reporting periods in a similar manner and not classified as discontinued operations) by 70 basis points to 95.2% at December 31, 2020 from 95.9% at December 31, 2019. Of the 699,159 square feet leased in the year, 372,613 square feet represented second generation space (space that had been vacant for less than twelve months) for which the Company achieved a positive mark-to-market of 18.5% on a cash basis and 19.8% on a GAAP basis. The weighted average lease term for leases signed during the year was 4.0 years and weighted average tenant improvements and leasing commissions on these leases were $7.14 per square foot per annum, or 7.9% of initial rent.

The Company’s share of total square feet leased for the year ended December 31, 2020 and the related statistics disclosed above exclude the impact of 17,925 square feet of retail space at 712 Fifth Avenue, that was leased to Harry Winston for a 16-year term. The lease has a weighted average initial rent of $437.43 per square foot and tenant improvements and leasing commissions were $65.13 per square foot per annum, or 14.9% of initial rent.

Guidance

The Company is providing Estimated Core FFO Guidance for the full year of 2021, which is reconciled below to estimated net loss attributable to common stockholders per diluted share in accordance with GAAP. The Company estimates that net loss attributable to common stockholders will be between $0.16 and $0.10 per diluted share. The estimated net loss attributable to common stockholders per diluted share is not a projection and is being provided solely to satisfy the disclosure requirements of the U.S. Securities and Exchange Commission.

The Company estimates 2021 Core FFO to be between $0.82 and $0.88 per diluted share. The Estimated Core FFO of $0.85 per diluted share, at the midpoint of the Company’s Guidance for 2021, when compared to actual Core FFO of $0.96 per diluted share for 2020, assumes among other items, decreases and increases in the Company’s share of the following components: (i) a decrease in Cash NOI of $0.05 per share resulting from asset sales in 2020 (i.e., the sale of a 10.0% interest in 1633 Broadway in May 2020, and the sale of 1899 Pennsylvania Avenue in December 2020), (ii) a decrease in Cash NOI of $0.17 per share due to significant tenants’ lease expirations (i.e., Barclays’ 497,000 square foot lease at 1301 Avenue of the Americas on January 1, 2021 and TD Bank’s 131,000 square foot lease at 31 West 52nd Street on May 1, 2021) and (iii) a decrease in non-cash straight-line rent and amortization of above and below-market lease revenue, net of $0.09 per share, partially offset by (iv) free rent burn-off and rent steps on existing leases aggregating $0.16 per share, (v) lower interest and debt expense of $0.02 per share and (vi) lower general and administrative expenses of $0.02 per share.

	Full Year 2021
(Amounts per diluted share)	Low	High
Estimated net loss attributable to common stockholders	$(0.16)	$(0.10)
Pro rata share of real estate depreciation and amortization, including
the Company's share of unconsolidated joint ventures	0.98	0.98
Estimated Core FFO	$0.82	$0.88

Except as described above, these estimates reflect management’s view of current and future market conditions, including assumptions with respect to rental rates, occupancy levels and the earnings impact of the events referenced in this release and otherwise to be referenced during the conference call referred to on page 8. These estimates do not include the impact on operating results from possible future property acquisitions or dispositions, capital markets activity or realized and unrealized gains or losses on real estate fund investments. The estimates set forth above may be subject to fluctuations as a result of several factors, including the negative impact of the COVID-19 global pandemic, straight-line rent adjustments and the amortization of above and below-market leases. There can be no assurance that the Company’s actual results will not differ materially from the estimates set forth above.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. You can identify these statements by our use of the words “assumes,” “believes,” “estimates,” “expects,” “guidance,” “intends,” “plans,” “projects” and similar expressions that do not relate to historical matters. You should exercise caution in interpreting and relying on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond the Company’s control and could materially affect actual results, performance or achievements. These factors include, without limitation, the negative impact of the COVID-19 global pandemic on the U.S., regional and global economies and our tenants’ financial condition and results of operations, the ability to enter into new leases or renew leases on favorable terms, dependence on tenants’ financial condition, the uncertainties of real estate development, acquisition and disposition activity, the ability to effectively integrate acquisitions, the costs and availability of financing, the ability of our joint venture partners to satisfy their obligations, the effects of local, national and international economic and market conditions, the effects of acquisitions, dispositions and possible impairment charges on our operating results, regulatory changes, including changes to tax laws and regulations, and other risks and uncertainties detailed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission. The Company does not undertake a duty to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

FFO is a supplemental measure of our performance. We present FFO in accordance with the definition adopted by the National Association of Real Estate Investment Trusts (“Nareit”). Nareit defines FFO as net income or loss, calculated in accordance with GAAP, adjusted to exclude depreciation and amortization from real estate assets, impairment losses on certain real estate assets and gains or losses from the sale of certain real estate assets or from change in control of certain real estate assets, including our share of such adjustments of unconsolidated joint ventures. FFO is commonly used in the real estate industry to assist investors and analysts in comparing results of real estate companies because it excludes the effect of real estate depreciation and amortization and net gains on sales, which are based on historical costs and implicitly assume that the value of real estate diminishes predictably over time, rather than fluctuating based on existing market conditions. In addition, we present Core FFO as an alternative measure of our operating performance, which adjusts FFO for certain other items that we believe enhance the comparability of our FFO across periods. Core FFO, when applicable, excludes the impact of certain items, including, transaction related costs, realized and unrealized gains or losses on real estate fund investments, unrealized gains or losses on interest rate swaps, severance costs and gains or losses on early extinguishment of debt, in order to reflect the Core FFO of our real estate portfolio and operations. In future periods, we may also exclude other items from Core FFO that we believe may help investors compare our results.

FFO and Core FFO are presented as supplemental financial measures and do not fully represent our operating performance. Other REITs may use different methodologies for calculating FFO and Core FFO or use other definitions of FFO and Core FFO and, accordingly, our presentation of these measures may not be comparable to other real estate companies. Neither FFO nor Core FFO is intended to be a measure of cash flow or liquidity. Please refer to our financial statements, prepared in accordance with GAAP, for purposes of evaluating our financial condition, results of operations and cash flows.

NOI is used to measure the operating performance of our properties. NOI consists of rental revenue (which includes property rentals, tenant reimbursements and lease termination income) and certain other property-related revenue less operating expenses (which includes property-related expenses such as cleaning, security, repairs and maintenance, utilities, property administration and real estate taxes). We also present Cash NOI which deducts from NOI, straight-line rent adjustments and the amortization of above and below-market leases, including our share of such adjustments of unconsolidated joint ventures. In addition, we present PGRE's share of NOI and Cash NOI which represents our share of NOI and Cash NOI of consolidated and unconsolidated joint ventures, based on our percentage ownership in the underlying assets. We use NOI and Cash NOI internally as performance measures and believe they provide useful information to investors regarding our financial condition and results of operations because they reflect only those income and expense items that are incurred at property level.

Same Store NOI is used to measure the operating performance of properties in our New York and San Francisco portfolios that were owned by us in a similar manner during both the current period and prior reporting periods, and represents Same Store NOI from consolidated and unconsolidated joint ventures based on our percentage ownership in the underlying assets. Same Store NOI also excludes lease termination income, impairment of receivables arising from operating leases and certain other items that may vary from period to period. We also present Same Store Cash NOI, which excludes the effect of non-cash items such as the straight-line rent adjustments and the amortization of above and below-market leases.

A reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure can be found in this press release and in our Supplemental Information for the quarter ended December 31, 2020, which is available on our website.

Investor Conference Call and Webcast

The Company will host a conference call and audio webcast on Thursday, February 11, 2021 at 10:00 a.m. Eastern Time (ET), during which management will discuss the fourth quarter results and provide commentary on business performance. A question and answer session with analysts and investors will follow the prepared remarks.

The conference call can be accessed by dialing 877-407-0789 (domestic) or 201-689-8562 (international). An audio replay of the conference call will be available from 1:00 p.m. ET on February 11, 2021 through February 18, 2021 and can be accessed by dialing 844-512-2921 (domestic) or 412-317-6671 (international) and entering the passcode 13715460.

A live audio webcast of the conference call will be available through the “Investors” section of the Company’s website, www.paramount-group.com. A replay of the webcast will be archived on the Company’s website.

About Paramount Group, Inc.

Headquartered in New York City, Paramount Group, Inc. is a fully-integrated real estate investment trust that owns, operates, manages, acquires and redevelops high-quality, Class A office properties located in select central business district submarkets of New York City and San Francisco. Paramount is focused on maximizing the value of its portfolio by leveraging the sought-after locations of its assets and its proven property management capabilities to attract and retain high-quality tenants.

Contact Information:

Wilbur Paes Chief Operating Officer, Chief Financial Officer and Treasurer 212-237-3122 ir@paramount-group.com	Robert Simone Director, Business Development and Investor Relations 212-237-3138 ir@paramount-group.com

Media:

212-492-2285

pr@paramount-group.com

Paramount Group, Inc.

Consolidated Balance Sheets

(Unaudited and in thousands)

Assets:	December 31, 2020	December 31, 2019
Real estate, at cost
Land	$1,966,237	$1,966,237
Buildings and improvements	5,997,078	5,923,648
	7,963,315	7,889,885
Accumulated depreciation and amortization	(966,697)	(790,216)
Real estate, net	6,996,618	7,099,669
Cash and cash equivalents	434,530	306,215
Restricted cash	30,794	25,272
Investments in unconsolidated joint ventures	412,724	449,180
Investments in unconsolidated real estate funds	12,917	10,317
Accounts and other receivables	17,502	19,231
Due from affiliates	-	36,918
Deferred rent receivable	330,239	301,588
Deferred charges, net	116,278	126,367
Intangible assets, net	153,519	203,169
Assets related to discontinued operations	-	104,836
Other assets	48,976	51,373
Total assets	$8,554,097	$8,734,135

Liabilities:
Notes and mortgages payable, net	$3,800,739	$3,783,851
Revolving credit facility	-	36,918
Accounts payable and accrued expenses	101,901	117,356
Dividends and distributions payable	16,796	25,255
Intangible liabilities, net	55,996	73,789
Other liabilities	62,931	66,004
Total liabilities	4,038,363	4,103,173
Equity:
Paramount Group, Inc. equity	3,653,177	3,785,730
Noncontrolling interests in:
Consolidated joint ventures	437,161	360,778
Consolidated real estate fund	79,017	72,396
Operating Partnership	346,379	412,058
Total equity	4,515,734	4,630,962
Total liabilities and equity	$8,554,097	$8,734,135

Paramount Group, Inc.

Consolidated Statements of Income

(Unaudited and in thousands, except share and per share amounts)

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2020	2019	2020	2019
Revenues:
Rental revenue	$174,181	$179,008	$679,015	$709,508
Fee and other income	8,177	7,761	35,222	34,246
Total revenues	182,358	186,769	714,237	743,754
Expenses:
Operating	68,395	65,659	267,587	264,702
Depreciation and amortization	59,168	58,419	235,200	240,104
General and administrative	17,962	17,099	64,917	68,556
Transaction related costs	554	295	1,096	1,999
Total expenses	146,079	141,472	568,800	575,361
Other income (expense):
Loss from unconsolidated joint ventures	(4,175)	(1,891)	(18,619)	(4,706)
Income (loss) from unconsolidated real estate funds	187	(614)	272	(343)
Interest and other income, net	2,130	2,139	4,490	9,844
Interest and debt expense	(35,788)	(45,217)	(144,208)	(156,679)
Loss on early extinguishment of debt	-	(11,989)	-	(11,989)
(Loss) income from continuing operations, before income taxes	(1,367)	(12,275)	(12,628)	4,520
Income tax (expense) benefit	(358)	511	(1,493)	(312)
(Loss) income from continuing operations, net	(1,725)	(11,764)	(14,121)	4,208
Loss from discontinued operations, net	(10,890)	(41,013)	(5,075)	(33,811)
Net loss	(12,615)	(52,777)	(19,196)	(29,603)
Less net (income) loss attributable to noncontrolling interests in:
Consolidated joint ventures	(3,772)	(2,769)	(9,257)	(11,022)
Consolidated real estate fund	159	(57)	1,450	(313)
Operating Partnership	1,404	5,458	2,299	4,039
Net loss attributable to common stockholders	$(14,824)	$(50,145)	$(24,704)	$(36,899)

Loss per Common Share - Basic:
Loss from continuing operations, net	$(0.02)	$(0.06)	$(0.09)	$(0.03)
Loss from discontinued operations, net	(0.05)	(0.16)	(0.02)	(0.13)
Net loss per common share	$(0.07)	$(0.22)	$(0.11)	$(0.16)
Weighted average common shares outstanding	218,989,711	227,276,459	222,436,170	231,538,065

Loss per Common Share - Diluted:
Loss from continuing operations, net	$(0.02)	$(0.06)	$(0.09)	$(0.03)
Loss from discontinued operations, net	(0.05)	(0.16)	(0.02)	(0.13)
Net loss per common share	$(0.07)	$(0.22)	$(0.11)	$(0.16)
Weighted average common shares outstanding	218,989,711	227,276,459	222,436,170	231,538,065

Paramount Group, Inc.

Reconciliation of Net Loss to FFO and Core FFO

(Unaudited and in thousands, except share and per share amounts)

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2020	2019	2020	2019
Reconciliation of Net Loss to FFO and Core FFO:
Net loss	$(12,615)	$(52,777)	$(19,196)	$(29,603)
Real estate depreciation and amortization (including
our share of unconsolidated joint ventures)	70,700	65,368	283,317	257,876
Adjustments related to discontinued operations (including
impairments and gain or loss on sale of real estate)	12,766	43,156	13,456	49,103
FFO	70,851	55,747	277,577	277,376
Less FFO attributable to noncontrolling interests in:
Consolidated joint ventures	(13,167)	(11,360)	(43,542)	(46,527)
Consolidated real estate fund	159	(57)	1,450	(313)
FFO attributable to Paramount Group Operating Partnership	57,843	44,330	235,485	230,536
Less FFO attributable to noncontrolling interests
in Operating Partnership	(5,004)	(4,352)	(20,664)	(22,349)
FFO attributable to common stockholders	$52,839	$39,978	$214,821	$208,187
Per diluted share	$0.24	$0.18	$0.96	$0.90

FFO	$70,851	$55,747	$277,577	$277,376
Non-core items:
Our share of distributions from 712 Fifth Avenue
in excess of earnings	(891)	(1,001)	(2,697)	(2,038)
Loss on early extinguishment of debt	-	11,989	-	11,989
Non-cash write-off of deferred financing costs	-	8,215	-	8,215
Other, net	515	1,083	1,450	2,881
Core FFO	70,475	76,033	276,330	298,423
Less Core FFO attributable to noncontrolling interests in:
Consolidated joint ventures	(13,167)	(11,360)	(43,542)	(46,527)
Consolidated real estate fund	159	(57)	1,450	(313)
Core FFO attributable to Paramount Group Operating Partnership	57,467	64,616	234,238	251,583
Less Core FFO attributable to noncontrolling interests
in Operating Partnership	(4,972)	(6,344)	(20,556)	(24,419)
Core FFO attributable to common stockholders	$52,495	$58,272	$213,682	$227,164
Per diluted share	$0.24	$0.26	$0.96	$0.98

Reconciliation of weighted average shares outstanding:
Weighted average shares outstanding	218,989,711	227,276,459	222,436,170	231,538,065
Effect of dilutive securities	40,406	50,071	16,558	35,323
Denominator for FFO and Core FFO per diluted share	219,030,117	227,326,530	222,452,728	231,573,388

Paramount Group, Inc.

Reconciliation of Net Loss to Same Store NOI and Same Store Cash NOI

(Unaudited and in thousands)

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2020	2019	2020	2019
Reconciliation of Net Loss to Same Store NOI and Same Store Cash NOI:
Net loss	$(12,615)	$(52,777)	$(19,196)	$(29,603)
Add (subtract) adjustments to arrive at NOI and Cash NOI:
Depreciation and amortization	59,168	58,419	235,200	240,104
General and administrative	17,962	17,099	64,917	68,556
Interest and debt expense	35,788	45,217	144,208	156,679
Loss on early extinguishment of debt	-	11,989	-	11,989
Income tax expense (benefit)	358	(511)	1,493	312
NOI from unconsolidated joint ventures	11,928	7,840	48,631	22,409
Loss from unconsolidated joint ventures	4,175	1,891	18,619	4,706
Fee income	(6,378)	(5,373)	(28,070)	(22,744)
Interest and other income, net	(2,130)	(2,139)	(4,490)	(9,844)
Adjustments related to discontinued operations (including
impairments and gain or loss on sale of real estate)	12,765	43,156	13,465	49,103
Other, net	367	909	824	2,342
NOI	121,388	125,720	475,601	494,009
Less NOI attributable to noncontrolling interests in:
Consolidated joint ventures	(20,909)	(18,107)	(72,766)	(72,620)
Consolidated real estate fund	247	103	1,892	126
PGRE's share of NOI	100,726	107,716	404,727	421,515
Acquisitions (1)	(3,883)	-	(28,760)	-
Dispositions / Discontinued Operations (2)	(1,875)	(5,340)	(8,390)	(22,295)
Non-cash write-offs (primarily straight-line rent receivables) (3)	6,032	-	26,826	-
Reserves for uncollectible accounts receivable (3)	-	-	1,940	448
Lease termination income and other, net	1,242	777	6,114	346
PGRE's share of Same Store NOI	$102,242	$103,153	$402,457	$400,014

NOI	$121,388	$125,720	$475,601	$494,009
Less:
Straight-line rent adjustments (including our share of unconsolidated joint ventures)	(4,961)	(11,218)	(32,325)	(45,580)
Amortization of above and below-market leases, net (including our share of unconsolidated joint ventures)	(1,126)	(3,141)	(8,645)	(11,913)
Adjustments related to discontinued operations	146	132	507	434
Cash NOI	115,447	111,493	435,138	436,950
Less Cash NOI attributable to noncontrolling interests in:
Consolidated joint ventures	(18,095)	(15,841)	(59,526)	(62,889)
Consolidated real estate fund	247	103	1,892	126
PGRE's share of Cash NOI	97,599	95,755	377,504	374,187
Acquisitions (1)	(3,185)	-	(22,644)	-
Dispositions / Discontinued Operations (2)	(2,021)	(5,024)	(8,897)	(21,688)
Reserves for uncollectible accounts receivable (3)	-	-	1,940	448
Lease termination income and other, net	1,182	799	6,030	345
PGRE's share of Same Store Cash NOI	$93,575	$91,530	$353,933	$353,292

(1)

Represents our share of Same Store NOI and Same Store Cash NOI attributable to acquired properties (Market Center, 55 Second Street and 111 Sutter Street in San Francisco) for the months in which they were not owned by us in both reporting periods.

(2)	Primarily represents NOI and Cash NOI from discontinued operations (1899 Pennsylvania Avenue in 2020 and 1899 Pennsylvania Avenue and Liberty Place in 2019).
(3)

Represents impairments of receivables arising from operating leases that have been consistently excluded from our same store results in prior periods as noted in our definition of these terms. In prior periods, adjustments for these items have been relatively small and as such, were included within "other."